UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2014

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue

Overland Park, Kansas 66211

(Address of principal executive office)(Zip Code)

(913) 696-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On July 8, 2014, the Board of Directors (the “Board”) of YRC Worldwide Inc. (the “Company”) approved the appointment of William R. Davidson as a director. Pursuant to its director appointment rights as the holder of the Company’s Series A Voting Preferred Stock, par value $1.00 per share, the International Brotherhood of Teamsters (“IBT”) selected William R. Davidson as one of the IBT director representatives.

The Company and Mr. Davidson will enter into the Company’s standard form of indemnification agreement for directors and officers, a copy of which was previously filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on March 15, 2007 and is incorporated herein by reference.

The Board of Directors has not yet determined the committees of the Board to which Mr. Davidson will be named.

Mr. Davidson will receive cash and equity compensation under the same Director Compensation Plan (the “Plan”) as the other non-employee directors. Pursuant to the Plan, he will receive an annual cash retainer of $75,000, paid quarterly. In addition, Mr. Davidson will receive a grant of restricted stock units equal to $100,000 divided by the 30-day average closing price of our common stock on the grant date (“Annual RSU Grant”), which grant date shall be the first business day following the date of each annual meeting of stockholders, payable in advance for the ensuing Board term. Further, Mr. Davidson will receive an Annual RSU Grant for the 2014-2015 Board term.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

By:	/s/ Michelle A. Friel
Michelle A. Friel Executive Vice President, General Counsel and Secretary

Date: July 11, 2014